State of Delaware
Secretary of State
Division of Corporations
Delivered 02:09 PM 06/25/2008
FILED 02:03 PM 06/25/2008
SRV 080728823 — 3802548 FILE
CERTIFICATE OF SECOND AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HORIZON LINES, INC.
          Horizon Lines, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
          1. The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 12, 2004 and the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 21,2005.
          2. Article IV, Section 1 of the Amended and Restated Certificate, as heretofore amended, amended and restated or otherwise modified, is hereby further amended by deleting said Article and Section in its entirety and replacing said Article and Section with the following text:
1.	Authorized Capital Stock. The amount of the total authorized capital stock of the Corporation shall be 130,500,000 shares, comprised of: (i) 30,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which (A) 18,000,000 shares are designated as Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and (B) 12,500,000 shares shall be available for designation in one or more series pursuant to Section 2(a) of this Article IV; and (ii) 100,000,000 shares of Common Stock, par value $.01 per share.
          3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of this 25th day of June, 2008, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Amendment is the act and deed of the Corporation, and that the facts stated herein are true.

President and Chief Executive Officer:
/s/ Charles G. Raymond
Charles G. Raymond